EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-112328, 333-109364, 333-108707 and 333-104772) and in the related prospectuses, and on Forms S-8 pertaining to the 2002 Equity Incentive Plan (No. 333-91916); the 1992 Stock Option Plan (Nos. 333-70414, 333-45762, 333-71181 and 333-33635); the 1996 Employee Stock Purchase Plan (No. 333-107276) and the 1996 Directors’ Stock Option Plan (Nos. 333-107276, 333-93527 and 333-12487) of our report dated February 10, 2004, with respect to the consolidated financial statements of Geron Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Palo Alto, California
February 27, 2004